Exhibit 99.1

For Immediate Release

PLATO LEARNING REPORTS SECOND QUARTER 2007 RESULTS
•	Orders for Subscription-based Courseware Products Increase 157%

•	Net Loss Improves as Total Costs and Expenses Decline $5.5 Million

•	Declining Orders for Non-Strategic Legacy Products Result in Net Order Decline
     MINNEAPOLIS, MN — June 5, 2007 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K—adult computer-based and e-learning solutions, today announced revenues of $15.2 million for its second quarter ended April 30, 2007, compared to $20.0 million for the second quarter of fiscal 2006. A revenue decline was anticipated as the Company continued the transition of its software licensing model from perpetual licenses, for which revenue is recognized upon delivery, to a software-as-a-service model in which revenue is recognized over a subscription period. The Company’s net loss for the second quarter improved to ($5.3) million, or ($0.22) per share in 2007 from ($5.9) million, or ($0.25) per share in 2006, as operating costs and expenses declined by $5.5 million. Operating cash flow in the second quarter improved to positive $0.5 million in 2007 from negative $5.0 million in 2006.
     Orders for the Company’s online subscription-based courseware products — the foundation of the Company’s growth strategy — grew 157% for the quarter, but were not sufficient to offset a $5.1 million decline in orders for the Company’s legacy perpetual license products. Total orders for the second quarter were $12.6 million compared to $16.0 million in 2006.
     Mike Morache, PLATO Learning President and CEO said, “Many of the key metrics we monitor to gauge the progress of our strategy are showing strong positive trends. For the second consecutive quarter, orders for our subscription courseware products increased more than 150% over the same period last year, and both the quantity and average value of these orders continued to grow. Subscription revenues now represent over 35% of total revenues, up from 20% in the second quarter of 2006 and 30% in the first quarter of 2007. At the end of May, the PLATO Learning Environment™ (PLE™), our new subscription platform, was serving more than 230,000 users, an 18% increase since the end of the first quarter.”
     Mr. Morache continued, “Although we experienced strong growth in orders for our subscription courseware products, total orders declined at a rate greater than we expected going into the quarter, and this is expected to have a related effect on our financial results for the full year. In April, we announced the appointment of a seasoned sales executive to lead our K-12 sales organization, and our confidence and excitement is growing that this leadership change will result in improved sales execution over time. In May, we announced the release of Academic Systems® Algebra, a full-course developmental mathematics solution for the post-secondary market delivered on PLE™, and we expect this new product offering to drive order growth in this market going forward. These developments and other positive trends reaffirm our belief that our strategy is sound and will result in long-term returns to our shareholders.”
     Gross margins in the second quarter of 2007 were 42% compared to 51% in the same period last year, reflecting a decline in higher margin perpetual license fees, which have a relatively fixed cost base, and a decline in subscription margins from 34% in 2006 to 30% in 2007. The subscription margin decline reflects the straight-line amortization of new products released in the second half of 2006 relative to the gradual growth of related subscription revenues. Over time subscription margins are expected to increase as subscription revenues grow while costs remain relatively fixed. Services margins improved from 50% in the second quarter of 2006 to 53% in the second quarter of 2007. Operating expenses in the quarter declined $4.4 million, or 27%, from the second quarter of 2006 reflecting the Company’s cost reduction activities in fiscal year 2006 and early 2007.

     Rob Rueckl, the Company’s CFO stated, “While the transition to a software-as-a-service business model continues to have an unfavorable near-term effect on our revenues, the adjustments we’ve made to support this lower-cost business model have resulted in a reduction in our net loss in the quarter compared to the second quarter of last year. In addition, cash balances at the end of the quarter remained healthy at over $21.0 million, and for the first time in five years, we generated positive cash flow from operations in what has historically been one of the Company’s seasonally slowest quarters.”
     Conference Call
     A conference call to discuss this announcement is scheduled for today, June 5, 2007, at 3:45 p.m. CDT (Central Daylight Time). The dial-in number for this call is 1.888.276.0007 in the U.S. and Canada, and 1.612.332.0107 internationally. Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call. A recording of the call will be available from 8:15 p.m. CDT on June 5, 2007, until midnight on June 12, 2007. To access the recording, call 1.800.475.6701 in the U.S. and Canada and 1.320.365.3844 internationally. At the prompt, enter pass code number 855097.
     Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/Investor-Relations/Conference-Calls.aspx..
     About PLATO Learning
     PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.
     PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning educational software is delivered via the Internet, CD-ROM, and private intranets, and is primarily marketed to K-12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.
     PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout North America and Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.
     This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.
PLATO® and Academic Systems® are registered trademarks of PLATO Learning, Inc. Straight Curve and PLATO Learning are trademarks of PLATO Learning, Inc. PLATO, Inc. is a PLATO Learning, Inc. company.
Company Contacts:
Mike Morache
President and Chief Executive Officer

PLATO Learning, Inc.
952.832.1000
Rob Rueckl
Vice President and Chief Financial Officer
PLATO Learning, Inc.
952.832.1000
Steve Schuster
Vice President and Treasurer
PLATO Learning, Inc.
952.832.1000

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
REVENUES
Subscriptions	$5,360	$4,054	$10,513	$8,410
License fees	3,070	6,920	7,712	15,969
Services	6,783	9,001	14,014	19,082

Total revenues	15,213	19,975	32,239	43,461

COST OF REVENUES
Subscriptions	3,737	2,656	6,935	4,897
License fees	1,864	2,681	4,146	5,654
Services	3,159	4,480	6,341	9,262

Total cost of revenues	8,760	9,817	17,422	19,813

GROSS PROFIT	6,453	10,158	14,817	23,648

OPERATING EXPENSES
Sales and marketing	7,382	9,576	15,103	19,310
General and administrative	2,904	4,314	6,118	8,962
Product maintenance and development	1,145	1,225	2,913	2,764
Amortization of intangibles	457	933	914	1,902
Restructuring and other charges	—	259	—	339

Total operating expenses	11,888	16,307	25,048	33,277

OPERATING LOSS	(5,435)	(6,149)	(10,231)	(9,629)

Other income, net	279	400	699	833

LOSS BEFORE INCOME TAXES	(5,156)	(5,749)	(9,532)	(8,796)

Income tax expense	150	150	300	300

NET LOSS	$(5,306)	$(5,899)	$(9,832)	$(9,096)

LOSS PER SHARE
Basic and diluted	$(0.22)	$(0.25)	$(0.41)	$(0.38)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	23,747	23,674	23,739	23,652

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share amounts)

	April 30,	October 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$21,048	$33,094
Accounts receivable, net	10,502	18,529
Inventories	1,376	1,832
Other current assets	5,468	6,346

Total current assets	38,394	59,801

Equipment and leasehold improvements, net	6,326	6,308
Product development costs, net	27,777	25,363
Goodwill	71,865	71,865
Identified intangible assets, net	9,220	10,545
Other long-term assets	2,477	2,348

Total assets	$156,059	$176,230

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,736	$4,685
Accrued compensation	4,614	5,990
Other accrued liabilities	4,823	6,622
Deferred revenue	27,139	33,736

Total current liabilities	40,312	51,033

Long-term deferred revenue	7,773	8,110
Deferred income taxes	2,831	2,531
Other long-term liabilities	—	106

Total liabilities	50,916	61,780

Stockholders’ equity:
Common stock	238	237
Additional paid-in capital	169,232	168,597
Treasury stock at cost	(205)	(205)
Accumulated deficit	(62,849)	(53,017)
Accumulated other comprehensive loss	(1,273)	(1,162)

Total stockholders’ equity	105,143	114,450

Total liabilities and stockholders’ equity	$156,059	$176,230

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	April 30,
	2007	2006
OPERATING ACTIVITIES:
Net loss	$(9,832)	$(9,096)

Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	300	300
Amortization of capitalized product development costs	5,005	3,526
Amortization of identified intangible and other long-term assets	1,492	2,672
Depreciation and amortization of equipment and leasehold improvements	1,214	1,288
Provision for doubtful accounts	(174)	335
Stock-based compensation	541	803
Loss on disposal of equipment	5	83
Changes in assets and liabilities:
Accounts receivable	8,202	8,649
Inventories	456	696
Other current and long-term assets	583	1,529
Accounts payable	(949)	(1,439)
Other current and long-term liabilities	(3,286)	(5,453)
Deferred revenue	(6,934)	(11,466)

Total adjustments	6,455	1,523

Net cash used in operating activities	(3,377)	(7,573)

INVESTING ACTIVITIES:
Capitalized internal product development costs	(7,419)	(6,160)
Purchased product development	—	(2,000)
Purchases of equipment and leasehold improvements	(1,237)	(828)

Net cash used in investing activities	(8,656)	(8,988)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	116	587
Repayments of capital lease obligations	(21)	(58)

Net cash provided by financing activities	95	529

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(108)	(75)

Net decrease in cash and cash equivalents	(12,046)	(16,107)

Cash and cash equivalents at beginning of period	33,094	46,901

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,048	$30,794

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Information ($000s)

	Three Months Ended April 30,			Six Months Ended April 30,
			%			%
	2007	2006	Change	2007	2006	Change
Order Value:
Subscriptions
Courseware	$5,016	$1,953	157%	$8,574	$3,315	159%
Assessment and other	903	1,458	(38%)	1,621	2,684	(40%)

Total subscriptions	5,919	3,411	74%	10,195	5,999	70%
License fees	2,563	7,649	(66%)	6,803	15,201	(55%)
Services	4,164	4,974	(16%)	8,446	11,137	(24%)

	$12,646	$16,034	(21%)	$25,444	$32,337	(21%)

Percent of Total Order Value:
Subscriptions
Courseware	40%	12%		34%	10%
Assessment and other	7%	9%		6%	8%

Total subscriptions	47%	21%		40%	18%
License fees	20%	48%		27%	47%
Services	33%	31%		33%	35%

	100%	100%		100%	100%

Deferred Revenue Balances ($000s)

	As of April 30,

	2007	2006	% Change
Subscriptions	$19,951	$10,237	95%
License fees	1,469	2,219	(34%)
Services	13,492	16,509	(18%)

	$34,912	$28,965	21%